Exhibit 99.1

TERRESTAR NETWORKS RENEWS IN-ORBIT INSURANCE, UPDATES GENUS™ ROLL OUT SCHEDULE

Reston, VA., July 2, 2010 – Mobile communications provider TerreStar Networks Inc. (“TerreStar”), a majority owned subsidiary of TerreStar Corporation (NASDAQ:  TSTR), announced today it has renewed the in-orbit insurance on TerreStar-1, the world’s largest and most powerful commercial communications satellite, for one additional year.

TerreStar also announced it expects to begin commercial roll out of the TerreStar GENUS™, the world’s first dual-mode satellite-cellular smartphone, in September 2010.

“TerreStar-1 continues to exceed performance expectations, and I am pleased with support we received from the insurance community,” stated Jeffrey W. Epstein, president and chief executive officer, TerreStar. “Further, while we have delayed the launch of our GENUS™ handset, this additional time ensures that when we launch service, the GENUS will truly revolutionize mobile communications for first responders, enterprise users, and those in areas where terrestrial networks are unavailable.”

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About TerreStar Corporation
TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd. For additional information on TerreStar Corporation, please visit the company's website at www.terrestar.com.

About TerreStar Networks Inc.
TerreStar Networks (www.terrestar.com), a majority owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to offer a reliable and secure satellite terrestrial mobile broadband network that will provide voice, data and video services dedicated to helping solve the critical communication and business continuity challenges faced by government, emergency responders, enterprise businesses and rural communities.   TerreStar expects to offer next generation mobile communications through a network of partners and service providers to users who need “anywhere” coverage throughout the United States and Canada.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media Contact:
Kelly Adams, TerreStar Networks
703.483.7966
Kelly.Adams@terrestar.com